CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Reverse Convertible Securities due 2009	$5,455,000	$304.39

April 2009

Amendment No. 1 dated April 14, 2009 to Pricing Supplement No. 71
Registration Statement No. 333-156423
Dated April 9, 2009
Filed pursuant to Rule 424(b)(2)

STRUCTURED INVESTMENTS
Opportunities in Equities
12% RevConsSM
Based on the Shares of the Financial Select Sector SPDR® Fund due October 15, 2009
Reverse Convertible Securities
The RevCons offered are senior unsecured obligations of Morgan Stanley, will pay a coupon at the interest rate per annum specified below and will have the terms described in the prospectus supplement for RevCons and the prospectus, as supplemented or modified by this pricing supplement.  At maturity the RevCons will pay either (i) an amount of cash equal to the stated principal amount of the RevCons, or (ii) if the closing price of the underlying shares on the determination date is less than the initial share price and the closing price of the underlying shares has decreased to or below the trigger price on any day over the term of the RevCons, a number of underlying shares equal to the exchange ratio worth less than the stated principal amount of the RevCons, or, at our option, the cash value of those shares. The RevCons do not guarantee any return of principal at maturity.  The RevCons are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  All payments on the RevCons are subject to the credit risk of Morgan Stanley.
FINAL TERMS
Issuer:	Morgan Stanley
Aggregate principal amount:	$5,455,000
Stated principal amount:	$1,000 per RevCons
Issue price:	$1,000 per RevCons (see “Commissions and Issue Price” below)
Maturity date:	October 15, 2009
Underlying shares:	Shares of the Financial Select Sector SPDR® Fund
Payment at maturity:
Either (i) the stated principal amount of $1,000 or (ii) if the closing price of the underlying shares on the determination date is less than the initial share price and the closing price of the underlying shares has declined to or below the trigger price on any trading day up to and including the determination date, (x) a number of shares of the Financial Select Sector SPDR® Fund equal to the exchange ratio or (y) at our option, the cash value of those shares as of the determination date.

Trigger event:	Closing price trigger event
Exchange ratio:	94.25071 (the stated principal amount divided by the initial share price, subject to adjustments for corporate events)
Trigger level:	50%
Trigger price:	$5.3050 (the trigger price is equal to the product of the trigger level times the initial share price)
Determination date:	October 9, 2009 (3 business days before the maturity date), subject to postponement in the event of certain market disruption events
Coupon:	12% per annum, payable monthly beginning May 15, 2009
Initial share price:	$10.61, which is the closing price of one underlying share on the pricing date
Pricing date:	April 9, 2009
Original issue date:	April 15, 2009
Listing:	The RevCons will not be listed on any securities exchange.
CUSIP:	617482EY6
ISIN:	US617482EY61
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
Per RevCons	$1,000	$15	$985
Total	$5,455,000	$81,825	$5,373,175
(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of RevCons purchased by that investor.  The lowest price payable by an investor is $995 per RevCons.  Please see “Syndicate Information” on page 4 for further details.

(2)	For additional information, see “Plan of Distribution” in the accompanying prospectus supplement for reverse convertible securities (“RevCons”).
The RevCons involve risks not associated with an investment in ordinary debt securities.  See “Risk Factors” beginning on page 7.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement or the accompanying prospectus supplement and prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Prospectus Supplement for RevCons dated December 23, 2008
Prospectus dated December 23, 2008

THE REVCONS ARE NOT BANK DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK.  FURTHERMORE, THE REVCONS WILL NOT BE GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION UNDER THE FDIC’S TEMPORARY LIQUIDITY GUARANTEE PROGRAM.

12% RevConsSM
Based on the Shares of the Financial Select Sector SPDR® Fund Due October 15, 2009

Fact Sheet

The RevCons offered are senior unsecured obligations of Morgan Stanley, will pay a coupon at the interest rate per annum specified below and will have the terms described in the prospectus supplement for RevCons and the prospectus, as supplemented or modified by this pricing supplement.  The RevCons do not guarantee any return of principal at maturity. The RevCons are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  All payments on the RevCons are subject to the credit risk of Morgan Stanley.

“RevCons” is a service mark of Morgan Stanley.

Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
April 9, 2009	April 15, 2009	October 15, 2009
Key Terms
Issuer:	Morgan Stanley
Underlying shares:	Shares of the Financial Select Sector SPDR® Fund
Issue price:	$1,000 per RevCons (see “Syndicate Information” on page 4)
Stated principal amount:	$1,000 per RevCons
Denominations:	$1,000 and integral multiples thereof
Aggregate principal amount:	$5,455,000
Payment at maturity:
Either (i) the stated principal amount of $1,000 or (ii) if the closing price of the underlying shares on the determination date is less than the initial share price and the closing price of the underlying shares has declined to or below the trigger price on any trading day up to, and including, the determination date, (x) a number of the underlying shares equal to the exchange ratio or (y) at our option, the cash value of those shares as of the determination date.

Initial share price:	$10.61, which is the closing price of one underlying share on the pricing date.
Determination date:	October 9, 2009 (3 business days before the maturity date), subject to postponement in the event of certain market disruption events
Exchange ratio:	94.25071 (the stated principal amount divided by the initial share price, subject to adjustments for corporate events)
Exchange factor:
Initially equal to 1.0, but will be adjusted to reflect certain events affecting the underlying shares.  The closing price of the underlying shares and the exchange ratio will be adjusted by the exchange factor.

Coupon:	12% per annum, payable monthly beginning May 15, 2009
Trigger level:	50%
Trigger price:	$5.3050 (the trigger price is equal to the product of the trigger level times the initial share price)
Trigger event:	Closing price trigger event
Postponement of maturity date:
If the determination date is postponed due to a market disruption event or otherwise, the maturity date will be postponed so that the maturity date will be the second trading day following the determination date as postponed.

Relevant exchange:	The primary exchange or market of trading for any security (or any combination thereof) then included in the Financial Select Sector Index or any successor index.
Risk factors:	Please see “Risk Factors” on page 7.

April 2009	Page 2

12% RevConsSM
Based on the Shares of the Financial Select Sector SPDR® Fund Due October 15, 2009

General Information
Listing:	The RevCons will not be listed on any securities exchange.
CUSIP:	617482EY6
ISIN:	US617482EY61
Tax considerations:
The U.S. federal income tax consequences of an investment in the RevCons are uncertain.  There is no direct legal authority as to the proper tax treatment of the RevCons, and the issuer’s counsel has not rendered an opinion as to their proper treatment for U.S. federal income tax purposes.  Pursuant to the terms of the RevCons and subject to the discussion in the accompanying prospectus supplement for RevCons under “United States Federal Taxation,” you agree with the issuer to treat a RevCons, under current law, as a unit consisting of (i) a put right written by you to the issuer, that if exercised, requires you to pay the issuer an amount equal to the deposit (as described below) in exchange for the underlying shares (and cash in lieu of fractional shares), or at the issuer’s option, the cash value of the underlying shares and (ii) a deposit with the issuer of a fixed amount of cash to secure your obligation under the put right.  We have determined that the yield on the deposit is 1.67% per annum, compounded monthly, and that the remainder of the coupons on the RevCons is attributable to the put premium, as described in the section of the accompanying prospectus supplement for RevCons called “United States Federal Taxation — Tax Consequences to U.S. Holders — Tax Treatment of the RevCons  — RevCons with a Term Equal to or Less Than One Year.”

Please read the discussion under “Risk Factors ― Structure Specific Risk Factors” in this pricing supplement and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for RevCons concerning the U.S. federal income tax consequences of an investment in the RevCons.

On December 7, 2007, the Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  While it is not entirely clear whether the RevCons would be viewed as similar to the prepaid forward contracts described in the notice, it is possible that any Treasury regulations or other guidance issued after consideration of these issues could materially and adversely affect the tax consequences of an investment in the RevCons, possibly with retroactive effect.  The notice focuses on a number of issues, the most relevant of which for holders of the RevCons are the character and timing of income or loss (including whether the put premium should be required to be included currently as ordinary income) and the degree, if any, to which income realized by non-U.S. investors should be subject to withholding tax.  Non-U.S. Holders should note that we currently do not intend to withhold on any payments made with respect to the RevCons to Non-U.S. Holders (subject to compliance by such holders with certification requirements necessary to establish an exemption from withholding).  However, in the event of a change of law or any formal or informal guidance by the IRS, Treasury or Congress, we may decide to withhold on payments made with respect to the RevCons to Non-U.S. Holders, and we will not be required to pay any additional amounts with respect to amounts withheld.

Both U.S. and non-U.S. investors considering an investment in the RevCons should read the discussion under “Risk Factors ― Structure Specific Risk Factors” in this pricing supplement and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for RevCons and consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the RevCons, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York Mellon (as successor trustee to JPMorgan Chase Bank, N.A.)
Calculation agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)

April 2009	Page 3

12% RevConsSM
Based on the Shares of the Financial Select Sector SPDR® Fund Due October 15, 2009

Use of proceeds and hedging:
The net proceeds we receive from the sale of the RevCons will be used for general corporate purposes and, in part, in connection with hedging our obligations under the RevCons through one or more of our subsidiaries.

On, or prior to, the pricing date, we, through our subsidiaries or others, hedged our anticipated exposure in connection with the RevCons by taking positions in the underlying shares and in options contracts on the underlying shares listed on major securities markets.  Such purchase activity could have increased the price of the underlying shares, and, accordingly, increased the initial share price and the trigger price of the RevCons, and, therefore, the price at which the underlying shares must close on each trading day over the term of the RevCons, and on the determination date, before you would receive for each RevCons at maturity an amount of cash or underlying shares worth as much as the stated principal amount of the RevCons.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the prospectus supplement for RevCons.

Benefit plan investor considerations:	See “Benefit Plan Investor Considerations” in the prospectus supplement for RevCons.
Contact:
Morgan Stanley clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

Syndicate Information
Issue price of the RevCons	Selling concession	Principal amount of RevCons for any single investor
$1,000	$15.00	<$1MM
$997.50	$12.50	$1MM-$2.99MM
$996.25	$11.25	$3MM-$4.99MM
$995.00	$10.00	>$5MM

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the agent, if, within 30 days of the offering, the agent repurchases the RevCons distributed by such dealers.

This offering summary represents a summary of the terms and conditions of the RevCons.  We encourage you to read the accompanying prospectus supplement for RevCons and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

April 2009	Page 4

12% RevConsSM
Based on the Shares of the Financial Select Sector SPDR® Fund Due October 15, 2009

How RevCons Work

The following payment scenarios illustrate the potential returns on the RevCons at maturity.

Payment Scenario 1
The closing price of the underlying shares never falls to or below the trigger price during the term of the RevCons, and you receive the monthly coupon until maturity with a full return of principal at maturity.  You will not participate in any appreciation of the underlying shares, even if the closing price of the underlying shares is above the initial share price on the determination date.

Payment Scenario 2
The closing price of the underlying shares falls to or below the trigger price during the term of the RevCons and the closing price is at a level below the initial share price on the determination date, in which case, at maturity, the RevCons redeem for underlying shares (or, at our option, the cash value of the underlying shares) worth substantially less than the stated principal amount of the RevCons based on the closing price of the underlying shares on the determination date.  You will still receive the monthly coupon until maturity if this occurs.

Hypothetical Payments on the RevCons

The following examples illustrate the payment at maturity on the RevCons (assuming a six-month term) for a range of hypothetical closing prices for the underlying shares on the determination date, depending on whether the closing price of the underlying shares on the determination date is less than the initial share price and whether, during the term of the RevCons, the closing price of the underlying shares has or has not decreased to or below the trigger price.

The hypothetical examples are based on the following hypothetical values in order to illustrate how RevCons work (and do not reflect the actual initial share price of the underlying shares as well as the exchange ratio, trigger price and the coupon per annum of the RevCons):

▪	Stated principal amount (per RevCons):	$1,000
▪	Initial share price:	$100 (the hypothetical closing price of one underlying share on the pricing date)
▪	Exchange ratio:	10 (the $1,000 stated principal amount per RevCons divided by the hypothetical initial share price)
▪	Trigger price:	$50 (50% of the hypothetical initial share price)
▪	Coupon per annum:	12%

TABLE 1:  At maturity, unless the closing price of the underlying shares on the determination date is less than the initial share price and the closing price of the underlying shares has decreased to or below the trigger price on any trading day from and including the pricing date to and including the determination date, your payment at maturity per RevCons will equal the stated principal amount of the RevCons in cash.  This table represents the hypothetical payment at maturity and the total payment over the term of the RevCons (assuming a six-month term) on a $1,000 investment in the RevCons on the basis that the closing price of the underlying shares has not decreased to or below the hypothetical trigger price of $50 during the term of the RevCons.

Hypothetical underlying shares closing price on determination date	Value of cash delivery amount at maturity per RevCons	Total monthly coupon payments per RevCons	Value of total payment per RevCons
$51.00	$1,000	$60	$1,060
$90.00	$1,000	$60	$1,060
$100.00	$1,000	$60	$1,060
$120.00	$1,000	$60	$1,060
$140.00	$1,000	$60	$1,060
$160.00	$1,000	$60	$1,060

April 2009	Page 5

12% RevConsSM
Based on the Shares of the Financial Select Sector SPDR® Fund Due October 15, 2009

TABLE 2: This table represents the hypothetical payment at maturity and the total payment over the term of the RevCons (assuming a six-month term) on a $1,000 investment in the RevCons if the closing price of the underlying shares has decreased to or below the hypothetical trigger price of $50 on any trading day from and including the pricing date to and including the determination date.  In each of these examples, where the closing price of the underlying shares on the determination date is less than the initial share price, the payment at maturity would be made by delivery of the underlying shares, or at our option, the cash value of those shares as of the determination date.  In each of these examples, where the closing price on the determination date is at or above the initial share price, the payment at maturity will equal the stated principal amount in cash.

Hypothetical underlying shares closing price on determination date	Value of underlying shares or cash delivered at maturity per RevCons	Total monthly coupon payments per RevCons	Value of total payment per RevCons
$0.00	$0	$60	$60
$25.00	$250	$60	$310
$50.00	$500	$60	$560
$80.00	$800	$60	$860
$91.00	$910	$60	$970
$100.00	$1,000	$60	$1,060
$125.00	$1,000	$60	$1,060
$150.00	$1,000	$60	$1,060

Because the closing price of the underlying shares may be subject to significant fluctuation over the term of the RevCons, it is not possible to present a chart or table illustrating the complete range of possible payouts at maturity. The examples of the hypothetical payout calculations above are intended to illustrate how the amount payable to you at maturity will depend both on (a) whether the closing price of the underlying shares falls to or below the trigger price from and including the pricing date to and including the determination date and (b) the closing price of the underlying shares on the determination date.

April 2009	Page 6

12% RevConsSM
Based on the Shares of the Financial Select Sector SPDR® Fund Due October 15, 2009

Risk Factors

The RevCons offered by this pricing supplement are financial instruments that are suitable only for investors who are capable of understanding the complexities and risks specific to the RevCons.  Accordingly, investors should consult with their own financial and legal advisers as to the risks entailed by an investment in the RevCons and the suitability of the RevCons in light of an investor’s particular circumstances.

The following is a non-exhaustive list of certain key risk factors for investors in the RevCons.  For a complete list of risk factors, please see the accompanying prospectus supplement for RevCons and the accompanying prospectus.

Structure Specific Risk Factors

▪
You may not receive a return of principal.  The payment to investors at maturity will either be (i) cash equal to the stated principal amount of the RevCons or (ii) if the closing price of the underlying shares on the determination date is less than the initial share price and the closing price of the underlying shares has decreased to or below the trigger price on any day over the term of the RevCons, a number of underlying shares, or, at our option, the cash value of those shares as of the determination date.  If investors receive the underlying shares at maturity in exchange for the RevCons, or the cash value of those shares, the value of those shares or the cash will be less than the stated principal amount of the RevCons and could be zero.

▪
Investors will not participate in any appreciation in the price of the underlying shares.  Investors will not participate in any appreciation in the price of the underlying shares, and the return on the RevCons will be limited to the interest payable on the RevCons.

▪
Market price influenced by many unpredictable factors.  Several factors will influence the value of the RevCons in the secondary market.  Although the issuer expects that generally the closing price of the underlying shares on any day will affect the value of the RevCons more than any other single factor, other factors that may influence the value of the RevCons include: whether the closing price of the underlying shares has decreased to or below the trigger price on any trading day, the volatility of the underlying shares, the dividend rate on the stocks composing the Financial Select Sector Index, geopolitical conditions and economic, financial, political, regulatory or judicial events, interest and yield rates in the market, the time remaining to the maturity of the RevCons, any actual or anticipated changes in our credit ratings or credit spreads and the occurrence of certain events affecting the underlying shares that may or may not require an adjustment to the exchange ratio.

▪
The Financial Select Sector SPDR® Fund is concentrated in the financial services sector, which is currently experiencing a major financial crisis.  All or substantially all of the equity securities held by the Financial Select Sector SPDR® Fund are issued by companies whose primary business is directly associated with the financial services sector, including the following industries: commercial banks, capital markets, diversified financial services, insurance, real estate investment trusts (REITs), thrift & mortgage finance, consumer finance and real estate management and development.  Because the value of the RevCons is linked to the performance of the underlying shares, an investment in the RevCons will be concentrated in the financial services sector.

The ongoing financial crisis has resulted in tremendous losses in the financial services sector and unprecedented government actions to “bail-out” certain financial services companies, and this crisis has caused, and will likely continue to cause, substantial volatility in the equity securities issued by the financial services sector.  The stock prices of financial institutions, especially those engaged in investment banking, brokerage and banking businesses, have recently experienced significant losses in response to the financial crisis, and historically have been unpredictable as a result of reported trading losses in proprietary trading businesses, actual or perceived problems related to risk management systems, the amount of total leverage, liquidity of assets or capital resources, the state of the mergers and acquisitions activities and capital markets businesses and general economic conditions, among other factors.  In addition, financial services companies are subject to specific and substantial risks, including, without limitation, significant competition and extensive current and potentially changing government regulation, which may limit both the amounts and types of loans and other financial commitments they can make, the businesses they can enter and the interest rates and fees

April 2009	Page 7

12% RevConsSM
Based on the Shares of the Financial Select Sector SPDR® Fund Due October 15, 2009

they can charge.  The ability of companies in the financial services sector to generate profits is largely dependent on the availability and cost of capital funds, which may fluctuate significantly when interest rates or company credit ratings change.  Insurance companies, which are the issuers of some of the equity securities held by the Financial Select Sector SPDR® Fund, have been and may continue to be subject to severe price competition.   As a result, the value of the underlying shares may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting the financial services sector or one of the sub-sectors of the financial services sector than a different investment linked to securities of a more broadly diversified group of issuers.

▪
The RevCons are subject to the credit risk of Morgan Stanley, and its credit ratings and credit spreads may adversely affect the market value of the RevCons.  Investors are dependent on Morgan Stanley’s ability to pay all amounts due on the RevCons on interest payment dates and at maturity, and therefore investors are subject to the credit risk of Morgan Stanley and to changes in the market's view of Morgan Stanley's creditworthiness. Any decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the RevCons.

▪
Market price influenced by inclusion of commissions and projected profit from hedging activities.  The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the RevCons in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the RevCons, as well as the projected profit included in the cost of hedging our obligations under the RevCons.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

▪
Maturity date of the RevCons may be accelerated. The maturity of the RevCons will be accelerated if (i) the closing price of the underlying shares (as adjusted for certain corporate events) on any two consecutive trading days is less than $0.50 or (ii) there is an event of default with respect to the RevCons.  The amount payable to the investor will differ depending on the reason for the acceleration and may be substantially less than the stated principal amount of the RevCons.

▪
Adjustments to the underlying shares or to the Financial Select Sector Index could adversely affect the value of the RevCons. SSgA Funds Management, Inc., which we refer to as SSgA, is the investment adviser to the Financial Select Sector SPDR Fund, which seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Financial Select Sector Index.  The stocks included in the Financial Select Sector Index are selected by Merrill Lynch, Pierce, Fenner & Smith Incorporated, which we refer to as Merrill Lynch, acting as index compilation agent in consultation with Standard & Poor’s, a Division of The McGraw-Hill Companies, Inc., which we refer to as S&P, from the universe of companies represented by the S&P 500® Index.  The Financial Select Sector Index is calculated and disseminated by NYSE Arca, Inc.  Merrill Lynch, in consultation with S&P, can add, delete or substitute the stocks underlying the Financial Select Sector Index that could change the value of the Financial Select Sector Index.  Pursuant to its investment strategy or otherwise, SSgA may add, delete or substitute the stocks composing the Financial Select Sector SPDR Fund.  Any of these actions could adversely affect the price of the underlying shares and, consequently, the value of the RevCons.

▪
Not equivalent to investing in the underlying shares.  Investing in the RevCons is not equivalent to a direct investment in the underlying shares or the stocks composing the Financial Select Sector Index.  Investors in the RevCons will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the shares of the Financial Select Sector SPDR® Fund or the stocks composing the Financial Select Sector Index.

April 2009	Page 8

12% RevConsSM
Based on the Shares of the Financial Select Sector SPDR® Fund Due October 15, 2009

▪
The underlying shares and the Financial Select Sector Index are different. The performance of the underlying shares may not exactly replicate the performance of the Financial Select Sector Index because the Financial Select Sector SPDR® Fund will reflect transaction costs and fees that are not included in the calculation of the Financial Select Sector Index.  It is also possible that the Financial Select Sector SPDR® Fund may not fully replicate or may in certain circumstances diverge significantly from the performance of the Financial Select Sector Index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in this fund or due to other circumstances.  SSgA may invest up to 5% of the Financial Select Sector SPDR Fund’s assets in convertible securities, structured notes, options and futures contracts and money market instruments.  The Financial Select Sector SPDR Fund may use options and futures contracts, convertible securities and structured notes in seeking performance that corresponds to the Financial Select Sector Index and in managing cash flows.

▪
Antidilution adjustments.  Although the calculation agent will adjust the amount payable at maturity for certain events affecting the underlying shares, there may be other events for which the calculation agent is not required to make any adjustments.  If an event occurs that does not require the calculation agent to adjust the amount of the underlying shares payable at maturity, the market price of the RevCons may be materially and adversely affected.

▪
The U.S. federal income tax consequences of an investment in the RevCons are uncertain.  There is no direct legal authority as to the proper treatment of the RevCons for U.S. federal income tax purposes, and the issuer’s counsel has not rendered an opinion as to their proper tax treatment.

Please read the discussion under “Fact Sheet ― General Information ― Tax Considerations” in this pricing supplement and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for RevCons (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the RevCons.  If the IRS were successful in asserting an alternative treatment for the RevCons, the timing and character of income on the RevCons might differ significantly from the tax treatment described in the Tax Disclosure Sections.  The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the RevCons, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.  On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  While it is not entirely clear whether the RevCons would be viewed as similar to the prepaid forward contracts described in the notice, it is possible that any Treasury regulations or other guidance issued after consideration of these issues could materially and adversely affect the tax consequences of an investment in the RevCons, possibly with retroactive effect.  The notice focuses on a number of issues, the most relevant of which for holders of the RevCons are the character and timing of income or loss (including whether the put premium should be required to be included currently as ordinary income) and the degree, if any, to which income realized by non-U.S. investors should be subject to withholding tax.  Non-U.S. Holders should note that we currently do not intend to withhold on any payments made with respect to the RevCons to Non-U.S. Holders (subject to compliance by such holders with certification requirements necessary to establish an exemption from withholding).  However, in the event of a change of law or any formal or informal guidance by the IRS, Treasury or Congress, we may decide to withhold on payments made with respect to the RevCons to Non-U.S. Holders, and we will not be required to pay any additional amounts with respect to amounts withheld.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the RevCons, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdictions.

Other Risk Factors

▪
The RevCons will not be listed and secondary trading may be limited.  The RevCons will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the RevCons.  MS & Co. may, but is not obligated to, make a market in the RevCons.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the RevCons easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the RevCons, the price at which you

April 2009	Page 9

12% RevConsSM
Based on the Shares of the Financial Select Sector SPDR® Fund Due October 15, 2009

may be able to trade your RevCons is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the RevCons, it is likely that there would be no secondary market for the RevCons. Accordingly, you should be willing to hold your RevCons to maturity.

▪
No affiliation with the Financial Select Sector SPDR® Fund. The Financial Select Sector SPDR® Fund is not an affiliate of the issuer, is not involved with this offering in any way, and has no obligation to consider the interests of investors in taking any corporate actions that might affect the value of the RevCons.  The issuer has not made any due diligence inquiry with respect to the Financial Select Sector SPDR® Fund in connection with this offering.

▪
Economic interests of the calculation agent and other affiliates of the issuer may be adverse to the investors.  The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the RevCons.  As calculation agent, MS & Co. will determine whether the closing price of the underlying shares decreases to or below the trigger price during the term of the RevCons and whether the closing price of the underlying shares on the determination date is less than the initial share price.  Determinations made by MS & Co., in its capacity as calculation agent, may adversely affect the payout to you at maturity.

▪
Hedging and trading activity by the calculation agent and its affiliates could adversely affect the value of the RevCons. MS & Co., the calculation agent, is our subsidiary.  MS & Co. and other affiliates of ours have carried out, and will continue to carry out, hedging activities related to the RevCons, including trading in the underlying shares as well as in other instruments related to the underlying shares.  MS & Co. and some of our other subsidiaries also trade the underlying shares and other financial instruments related to the underlying shares on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could have affected the price of the underlying shares and, accordingly, increased the initial share price used to calculate the trigger price and, therefore, increased the trigger price relative to the price of the underlying shares absent such hedging or trading activity.  Additionally, such hedging or trading activities during the term of the RevCons could potentially affect whether the closing price of the underlying shares decreases to or below the trigger price and, therefore, whether or not you will receive the stated principal amount of the RevCons or underlying shares (or the cash value thereof) at maturity.  Furthermore, if the closing price of the underlying shares has decreased to or below the trigger price such that you could receive underlying shares at maturity, or, at our option, the cash value of those shares, the issuer’s trading activities prior to or at maturity could adversely affect the value of those shares.

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Morgan Stanley may engage in business with or involving the Financial Select Sector SPDR® Fund without regard to your interests.  The issuer or its affiliates may presently or from time to time engage in business with the Financial Select Sector SPDR® Fund without regard to your interests, and thus may acquire non-public information about the Financial Select Sector SPDR® Fund.  Neither the issuer nor any of its affiliates undertakes to disclose any such information to you.  In addition, the issuer or its affiliates from time to time have published and in the future may publish research reports with respect to the Financial Select Sector SPDR® Fund, which may or may not recommend that investors buy or hold the underlying shares.

For further discussion of these and other risks you should read the section entitled “Risk Factors” beginning on S-9 of the prospectus supplement for RevCons.  The issuer also urges you to consult with your investment, legal, tax, accounting and other advisers in connection with your investment in the RevCons.

April 2009	Page 10

12% RevConsSM
Based on the Shares of the Financial Select Sector SPDR® Fund Due October 15, 2009

Information about the Underlying Shares

The Financial Select Sector SPDR® Fund. The Financial Select Sector SPDR Fund is an exchange-traded fund managed by the Select Sector SPDR Trust (the “Trust”), a registered investment company.  The Trust consists of nine separate investment portfolios, including the Financial Select Sector SPDR Fund.  This fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Financial Select Sector Index.  It is possible that this fund may not fully replicate the performance of the Financial Select Sector Index due to the temporary unavailability of certain securities in the secondary market or due to other extraordinary circumstances. Information provided to or filed with the Securities and Exchange Commission (the “Commission”) by the Trust pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 333-57791 and 811-08837, respectively, through the Commission’s website at http://www.sec.gov.  In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  We make no representation or warranty as to the accuracy or completeness of such information.

This pricing supplement relates only to the RevCons offered hereby and does not relate to the underlying shares.  We have derived all disclosures contained in this pricing supplement regarding the Trust from the publicly available documents described in the preceding paragraph.  In connection with the offering of the RevCons, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to the Trust.  Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding the Trust is accurate or complete.  Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of the underlying shares (and therefore the price of the RevCons at the time we priced the RevCons) have been publicly disclosed.  Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the Trust could affect the value received at maturity with respect to the RevCons and therefore the trading prices of the RevCons.

Neither we nor any of our affiliates makes any representation to you as to the performance of the underlying shares.

We and/or our affiliates may presently or from time to time engage in business with the Trust.  In the course of such business, we and/or our affiliates may acquire non-public information with respect to the Trust, and neither we nor any of our affiliates undertakes to disclose any such information to you.  In addition, one or more of our affiliates may publish research reports with respect to the underlying shares.  The statements in the preceding two sentences are not intended to affect the rights of investors in the RevCons under the securities laws.  As a prospective purchaser of the RevCons, you should undertake an independent investigation of the Trust as in your judgment is appropriate to make an informed decision with respect to an investment in the underlying shares.

“Standard & Poor’s®”, “S&P®”, “S&P 500®”, “SPDR®”, “Select Sector SPDR” and “Select Sector SPDRs” are trademarks of The McGraw-Hill Companies, Inc. (“MGH”).  The RevCons are not sponsored, endorsed, sold, or promoted by MGH or the Trust.  MGH and the Trust make no representations or warranties to the owners of the RevCons or any member of the public regarding the advisability of investing in the RevCons.  MGH and the Trust have no obligation or liability in connection with the operation, marketing, trading or sale of the RevCons.

The Financial Select Sector Index. The Financial Select Sector Index is calculated and disseminated by NYSE Arca, Inc., and is designed to provide an effective representation of the financial sector of the S&P 500® Index.  The Financial Select Sector Index includes companies in the following industries: commercial banks, capital markets, diversified financial services, insurance, real estate investment trusts (REITs), thrift & mortgage finance, consumer finance and real estate management and development.  For additional information about the Financial Select Sector Index, see the information set forth under “Annex A––Share Underlying Indices and Index Publishers Information––The Financial Select Sector Index” in the accompanying prospectus supplement for RevCons.

April 2009	Page 11

12% RevConsSM
Based on the Shares of the Financial Select Sector SPDR® Fund Due October 15, 2009

Historical Information

The following table sets forth the published high and low closing prices for the underlying shares for 2006, 2007, 2008 and 2009 through April 9, 2009.  The associated graph shows the closing prices for the underlying shares for each day in the same period.  The issuer obtained the prices and other information below from Bloomberg Financial Markets, without independent verification.  You should not take the historical prices of the underlying shares as an indication of future performance.

Financial Select Sector SPDR® Fund (CUSIP 81369Y605)	High	Low	Dividends
2006
First Quarter	33.18	31.32	0.20804
Second Quarter	34.16	31.51	0.17702
Third Quarter	34.76	31.62	0.38051
Fourth Quarter	37.12	34.54	0.28103
2007
First Quarter	37.96	34.80	0.14806
Second Quarter	38.02	35.30	0.20388
Third Quarter	36.81	32.06	—
Fourth Quarter	35.89	28.29	0.2554
2008
First Quarter	29.68	23.45	0.26149
Second Quarter	27.71	20.26	0.19805
Third Quarter	22.68	17.17	0.19964
Fourth Quarter	20.67	9.39	0.37219
2009
First Quarter	12.66	6.18	—
Second Quarter (through April 9, 2009)	10.61	9.06	0.08622

We make no representation as to the amount of dividends, if any, that the Financial Select Sector SPDR® Fund may pay in the future.  In any event, as an investor in the RevCons, you will not be entitled to receive dividends, if any, that may be payable on the shares of the Financial Select Sector SPDR® Fund.

Shares of the Financial Select Sector SPDR® Fund Daily Closing Prices January 1, 2006 to April 9, 2009

April 2009	Page 12

12% RevConsSM
Based on the Shares of the Financial Select Sector SPDR® Fund Due October 15, 2009

Where You Can Find More Information

Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by a prospectus supplement for RevCons) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates. You should read the prospectus in that registration statement, the prospectus supplement for RevCons and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, Morgan Stanley will arrange to send you the prospectus and the prospectus supplement for RevCons if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at www.sec.gov as follows:

Prospectus Supplement for RevCons dated December 23, 2008
Prospectus dated December 23, 2008

Terms used in this pricing supplement are defined in the prospectus supplement for RevCons or in the prospectus. As used in this pricing supplement, the “Company,” “we,” “us,” and “our” refer to Morgan Stanley.

“RevCons” is a service mark of Morgan Stanley.

April 2009	Page 13